EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (NASDAQ-100 TRUST, SERIES 1)

     We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated December 21, 2006, relating to the statement of assets and liabilities, including the schedule of investments, of the Nasdaq-100 Trust, Series 1 as of September 30, 2006 and the related statements of operations and changes in net assets for each of the three years in the period then ended and the financial highlights for each of the five years in the period then ended in Post-Effective Amendment No. 13 to the Registration Statement (Form S-6 No. 333-61001) and related Prospectus of the Nasdaq-100 Trust, Series 1.

/s/ ERNST & YOUNG LLP

New York, New York
January 26, 2007